EXHIBIT 99.1

April 20, 2009	(delivered via fax and regular mail)

Mr. Steven Strasser
Chairman of the Board
Power Efficiency Corporation
3960 Howard Hughes Pkwy #460
Las Vegas, NV 89169

Dear Steve,

This is to advise you that I herewith tender my resignation as a Board Member and Chairman of the Audit Committee of Power Efficiency Corporation effective immediately.

The reason for my resignation is purely personal in nature, and I want you to know how much I appreciated serving on the board. The board is comprised of high caliber professional individuals and I respected and enjoyed working with all of the members.

I wish you and the company much success and please feel free to call on me at any time.

Respectfully,

/s/ RAYMOND J SKIPTUNIS
Raymond J. Skiptunis